exhibit 10.52

EXHIBIT J

PROMISSORY NOTE

Principal Amount: $_________                                                                           El Segundo, California
Interest Rate: 8%                                                                                                        August 19, 2004

FOR VALUE RECEIVED, the undersigned, _______________ ("Borrower"), hereby promises to pay to the order of AURA SYSTEMS, INC., a Delaware corporation ("Lender"), the principal sum of _________ Dollars ($_______) together with interest thereon at the rate of 8% per annum, from the date hereof, payable in according with the schedule attached hereto, with the entire remaining unpaid principal balance, together with accrued interest, due and payable in full on May 5, 2005.

This Note is being delivered by Borrower to Lender pursuant to a Securities Purchase Agreement ("Purchase Agreement") dated as of August 19, 2004, by and between Lender, Borrower and the other purchasers signatories thereto, and is subject to the terms of an Escrow Agreement ("Escrow Agreement") dated as of August 19, 2004, by and between Lender, Borrower and the other purchasers signatories thereto.  All capitalized terms not defined herein shall have the meanings set forth in the Purchase Agreement.

1.                  Interest Rate and Payment.  The outstanding principal balance of this Note shall accrue interest at the rate of eight percent (8%) per annum.  All payments shall be made to the address of Lender stated in this Note, or to any other address as Lender may specify.

2.            Prepayment.  This note may be prepaid, in whole or in part, at any time, without penalty.

3.            Collection Costs Borne by Borrower.  Borrower agrees to pay all costs and expenses, including without limitation reasonable attorneys' fees, incurred by Lender in enforcing the terms of this Note or in collecting this Note, including without limitation in any out-of-court workout, any court action, any appeal or any bankruptcy proceeding.

4.            Late Charge.  If any payment of principal or interest under this Note shall not be made within seven (7) business days after the due date, this Note shall bear interest (after as well as before judgment) at a rate of three percent (3%) per annum above the rate of interest which would otherwise have been payable under this Note or the maximum rate of interest permitted to be charged by applicable law, whichever is less.

5.            Default.  The following shall constitute a default under this Note (a "Default"):  Failure by Borrower to make any payment due under this Note, within seven (7) business days following the due date, or (ii) failure by Borrower to comply with its obligations under Paragraph 7(b) of this Note.

6.            Acceleration.  If a Default shall continue for more than sixty (60) days after written notice by Lender to Borrower (an "Acceleration Default"), Lender may declare, by written notice to Borrower, that all principal, accrued interest and other amounts owing hereunder shall be immediately due and payable to Lender.

7.                  Certain Default Consequences. Upon the occurrence of a Default, in addition to any other rights and remedies that may exist as a result of such Default, the following provisions shall apply:

(a)    Purchase Price Adjustment. In addition to principal, interest or other amounts otherwise due and payable, there shall become due and payable under this Note as additional principal, without notice or demand, a sum equal to Ten Percent (10%) of the amount of the past due payment ("Purchase Price Adjustment"), which amount shall constitute additional consideration for the Units purchased by Borrower under the Purchase Agreement.  Upon acceleration of this Note after the occurrence of an Acceleration Default, there shall become due and payable under this Note, as additional principal, without notice or demand, a sum equal to Ten Percent (10%) of the accelerated amount.

(b)   Reduction of Warrant Shares.  Series B Warrants equal to [25% of Series B Warrants issued to Borrower on Closing Date] shall automatically be cancelled and Borrower shall forthwith surrender or cause to be surrendered for cancellation Series B Warrants in such amount.  Such cancellation shall only occur one time regardless of whether there are multiple Defaults. The Series B Warrants to be surrendered by Borrower shall be surrendered by Borrower in the following order:  First, Series B Warrants which are not on deposit under either (i) the Escrow Agreement or (ii) the Security and Pledge Agreement with Koyah Partners dated as of August 10, 2004 (the "Security Agreement").   Second, to the extent the surrendered Warrants do not equal the number of Series B Warrants required to be cancelled, Series B Warrants on deposit under the Escrow Agreement. The Series B Warrants on deposit under the Security Agreement shall not be cancelled pursuant to this paragraph 7(b).

(c)    Conversion of Series B Shares Upon Default.  At the option of Lender, exercisable at any time, Lender shall have the right, upon notice to Borrower ("Conversion Notice"), to cause the conversion of all Series B Shares acquired by Borrower under the Purchase Agreement into Common Stock ("Conversion Shares") without any action by Borrower, but on the other conversion terms set forth in Section 6(c) through 6(j) of the Certificate of Designations.  Notwithstanding the foregoing, Lender cannot cause conversion of any Series B Shares on deposit under the Security Agreement pursuant to this paragraph 7(c).If, at the time of the Conversion Notice, the resale of the Conversion Shares is not covered by an effective registration statement under the Securities Act of 1933, then such Conversion Notice shall not become effective until such time as the resale of the Conversion Shares are either covered by an effective registration or can be sold by Borrower in any three-month period without volume limitation and without registration in compliance with Rule 144 under the Securities Act of 1933.

(d)   Suspension of Voting Rights During Default.  So long as any Default shall be continuing, then without notice or demand, Borrower shall cease to be entitled to vote any Series B Shares, Conversion Shares or Warrant Shares held by the Escrow Agent for the account of Borrower.

(e)    Termination of Director Nominating Rights.  The director nomination rights of Borrower under the Shareholder Agreement shall terminate.

(f)     Cancellation of Unpaid Securities.   Series B Shares and Series B Warrants which have not been paid for shall, at Lender's option, be cancelled.  In the event that the Lender elects to cancel any Series B Shares and Warrants under this Paragraph 7(f) as a result of a Default, Borrower's obligation to pay for the cancelled Series B Shares and Warrants shall terminate.

8.            No Exclusive Remedy.  Notwithstanding anything to the contrary herein, Lender shall be entitled to any and all remedies available to it in the event of a Default hereunder and Lender's pursuance of any particular remedy shall not preclude Lender from seeking any other remedies available to it at law or in equity.

9.            Governing Law. This Note shall be governed by and construed and interpreted in accordance with the law of the State of California, without regard to that state's conflict of laws principles. All disputes between the parties hereto, whether sounding in contract, tort, equity or otherwise, shall be resolved only by state and federal courts located in Los Angeles County, California, and the courts to which an appeal therefrom may be taken.  All parties hereto waive any objections to the location of the above referenced courts, including but not limited to any objection based on lack of jurisdiction, improper venue or forum non-convenes.  Notwithstanding the foregoing, any party obtaining any order or judgment in any of the above referenced courts may bring an action in a court in another jurisdiction in order to enforce such order or judgment.

10.        Severability.  If any part of this Note is determined to be illegal or unenforceable, all other parts shall remain in full force and effect.

11.        Notices.  Any notice under this Note shall be given in writing and shall be addressed to the party to be notified at the address indicated below, or at such other address as such party may designate by written notice to the other party.

If to Lender:

Aura Systems, Inc.

2335 Alaska Avenue

El Segundo, CA  90245

Attention: President

Fax: (310)-643-8719

If  to Borrower:  At the address set forth in the Purchase Agreement.

12.        Miscellaneous.

(a)          No delay or omission on the part of Lender in exercising any right under this Note shall operate as a waiver of such right or of any other right under this Note.

(b)         Borrower hereby waives presentation for payment, demand, notice of demand and of dishonor and non-payment of this Note, protest and notice of protest, diligence in collecting, and the bringing of suit against any other party.  The pleading of any statute of limitations as a defense to any demand against the Borrower, any endorsers, guarantors and sureties of this Note is expressly waived by each and all of such parties to the extent permitted by law.  Time is of the essence under this Note.

(c)          Any payment hereunder shall first be applied to any enforcement or collections costs, then against accrued interest or late charges hereunder and then against the outstanding principal balance hereof.  Prepayments applied to principal shall be applied in inverse order of maturity.

(d)         All payments under this Note shall be made without set-off, deduction or counterclaim.

(e)        Borrower and Lender intend to comply at all times with applicable usury laws.  If at any time such laws would render usurious any amounts due under this Note under applicable law, then it is Borrower's and Lender's express intention that Borrower not be required to pay interest on this Note at a rate in excess of the maximum lawful rate, that the provisions of this section shall control over all other provisions of this Note which may be in apparent conflict hereunder, that such excess amount shall be immediately credited to the principal balance of this Note, and the provisions hereof shall immediately be reformed and the amounts thereafter decreased, so as to comply with the then applicable usury law, but so as to permit the recovery of the fullest amount otherwise due under this Note.

                        (f)         Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of Borrower and Lender in the case of an amendment and only with the written consent of the waiving party in the case of a waiver.

IN WITNESS WHEREOF, the Borrower has caused this Note to be signed in its name on and as of the day and year first above written.

"Borrower"

______________________

By:_______________________

Its:_______________________